ALIX RESOURCES CORP.

Suite 1220 - 789 West Pender Street

Vancouver. BC, V6C IH2

Tel: (604) 683-3995 Fax: (604) 683-3988

November 30, 2012

GOLDSPAN RESOURCES INC.

836 Fembrook Court

Vacaville, CA 95687

RE: GOLDEN ZONE PROPERTY

We refer to the letter agreement dated April 5, 2012 between Alix Resources Corp. ("Alix") and Goldspan Resources Inc., ("Goldspan") as amended by letters dated June 22, 2(H2, July 16, 2012, August 7, 2012 and August 31, 2012 (the "Agreement").

The non-refundable deposit 0[$35,000 USD is confirmed as having been received by Alix.

As discussed, the parties hereby agree that the amount of CAD $300,000 which was due upon execution of the Definitive Agreement as set forth in Subsection 2 (a) of the Agreement shall now be payable to Alix by wire transfer or bank draft as follows:

a. CAD $100,000 on or before December 31, 2012;

b. CAD $100,000 on or before January 31, 2013; and

c. CAD $100,000 on or before February 28, 2013.

Goldspan also agrees to reimburse Alix no later than February 28, 2013, for all costs in maintaining the Golden Zone property from April 1, 2012, to November 30,2012 including:

1. 2012 Golden Zone Anchorage Apartment & Storage Costs (approx. US $5,699.52);

2. 2012 Golden Zone Labor & Crew Contract Expenses (approx. US $19,450.00);

3. 2012 Golden Zone Crew Expenses (approx. US $3,368.17);

4. 2012 Golden Zone Water Sampling Contractors' Costs (approx. US $63,180.83);

5. 2012 Golden Zone Other Contractors (approx. US $2,632.50);

6. 2012 Golden Zone State of Alaska Rental Payments (approx. US $66,4:tlO.OO);

7. 2012 Golden Zone Underlying-Owner Cash Payments (approx. US $\0,000.00);

8. 2012 Golden Zone Underlying Owner Stock Payments (approx, CAD $123,188.66);

totaling approximately US $203,700, as per the attached Schedule A. (These payments have mostly been made by David Hedderly-Smith, with Alix guaranteeing the majority of them. Goldspan will make this payment to Alix, and Alix will reimburse Hedderly-Smith. Alix will provide full back-up for these charges to Goldspan.)

Goldspan also agrees to reimburse Hidefield Gold US $46,086.80 and Mines Trust US $30,724.54 to bring their 2012 stock property payments to the $100,000 level as anticipated in the original September 29, 2010, Alix-Hidefield-Mines Trust Option Agreement for the Golden zone property.

In consideration of Alix granting this extension, Goldspan shall issue to Alix 5,000,000 shares of common stock of Goldspan on or before December 7, 2012.

Except as expressly modified by this letter, the parties acknowledge and agree that the terms and conditions of the Agreement shall remain in full force and effect.

This letter may be signed in counterpart by facsimile or by PDF scan (transmitted electronically), each of which will be considered an original. and together will be considered one document.

We look forward to working with you and proceeding with the transactions contemplated herein.

Sincerely.

ALIX RESOURCES CORP.

/s/ Authorized Signatory

Per Authorized Signatory

CEO

Title

Acknowledged and agreed to by Goldspan this 7th day of December, 2012.

GOLDSPAN RESOURCES INC.

/s/ Authorized Signatory

Per Authorized Signatory

President

Title

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Schedule A. 2012 Golden Zone Costs to Maintain Property

Date	Item	Cost	Total

2012 Golden Zone Anchorage Apartment & Equipment Storage Cost
4/9/2012	Anchorage self-storage monthly payment	$69.00
4/30/2012	33% of Anchorage April apartment rent (33/67 • GSPN/FMM)	$643.44
5/9/2012	Anchorage self-storage monthly payment	$69.00
5/30/2012	33% of Anchorage May apartment rent (33/67 - GSPN/FMM)	$643.44
6/9/2012 unpaid	Anchorage self-storage monthly payment 33% of Anchorage June apartment rent (33/67 • GSPN/FMM)	$69.00 $643.44
7/9/2012 unpaid	Anchorage self-storage monthly payment 33% of Anchorage July apartment rent (33/67 - GSPN/FMM)	$69.00 $643.44
8/9/2012 unpaid	Anchorage self-Storage monthly payment 33% of Anchorage August apartment rent (33/67 - GSPN/FM	$69.00 $643.44
9/9/2012 unpaid	Anchorage self-storage monthly payment 33% of Anchorage September apartment rent (33/67 • GSPN/FMM)	$69.00 $643.44
10/9/2012 unpaid	Anchorage self-storage monthly payment 33% of Anchorage October apartment rent (33/67 • GSPN/FMM)	$69.00 $643.44
11/9/2012 unpaid	Anchorage self-storage monthly payment 33% of Anchorage November apartment rent (33/67 • GSPN/FM	$69.00 $643.44	$5,699.52

2012 Golden Zone labor & Crew Contract Expenses
7/7/2012	Mike Cox	$6,800.00
7/26/2012	Al Mathews	$4,550.00
10/3/2012	Al Matthews @ $500/mo April - July	$2,000.00
still due:	Mike COX WIT, FICA & Medicare	$2,500.00
unpaid	Al Matthews @ $500/mo August – December	$2,500.00
unpaid	Jon Boswell -$500.00	$500.00
unpaid	Joe Goshorn-Maroney -$600.00	$600.00	$19,450.00

2012 Golden Zone Crew Expense
4/19/2012	bus fare for Joe Goshorn-Maroney (B'ham to SeaTac to B'ham)	$63.00
4/19/2012	airfare for Joe Goshorn-Maroney (SeaTac to SLC to SeaTac)	$261.60
6/13/2012	Dawn MacCallum SEA-ANC air ticket	$542.20
6/16/2012	Mike Cox (airfare OAL-ANC)	$858.00
7/5/2012	Mike Cox (Alaska expenses)	$786.87
7/7/2012	Mike Cox (airfare ANC-DAL)	$856.50	$3,368.17

2012 Golden Zone Water Sampling Contractors’ Costs
8/4/2012	June - Ace Flyers (helicopter)	$5,378.06
8/16/2012	June' Three Paramester Plus (water sampling)	$9,323.30
8/21/2012	June· SGS labs (water analyses)	$10,865.50
8/4/2012	August – Ace Flyers (helicopter)	$2,984.70
10/26/2012	August & Sept - Three Parameters plus (water sampling)	$7,125.56
10/26/2012	August SGS Labs (water analyses)	$6,927.50
unpaid	October· Ace Flyers (helicopter)	$2,948.71
unpaid	October· Three Parameters plus (water sampling)	$5,627.50
unpaid	October· SGS labs (water analyses) (est. $7,000)	$7,000.00
unpaid	Three Parameters Plus final 2012 report (est. $5,000)	$5,000.00	$63,180.83

2012 Golden Zone Other Contractors
unpaid	Paul S Glavinovich (Gap Study Draft RFP)	$2,632.50
unpaid	Hawley resource Group (2012 costs)	$9,755.89	$12,388.39

2012 Golden Zone State of Alaska Rent Payments
11/19/2012	Uplands Mining Lease	$12,410.00
11/19/2012	40 ac. Staging Area Lease	$3,850.00
11/19/2012	Cohio claims	$3,640.00
11/26/2012	Main block of claims	$46,520.00	$66,420.00

2012 Golden Zone Underlying Owner Cash payments
10/27/2012	Payment to Hidefield Gold	$6,000.00
10/27/2012	Payment to Mines Trust	$4,000.00	$10,000.00

2012 Golden Zone Underlying Owner Stock Payments
10/27/2012	Value of Alix stock to Hidefield Gold	$13,913.20
10/27/2012	Value of Alix stock to Mines Trust	$9,275.46	$23,188.66

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